                                                                   EXHIBIT 10.15

                              EMPLOYMENT AGREEMENT


         This EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of Jan. 12th, 2004, by and between Bakers Footwear Group, Inc., a Missouri corporation (the "Company"), and Peter A. Edison ("Executive").


                              W I T N E S S E T H :

         WHEREAS, the Company desires to retain the services of Executive as Chairman and Chief Executive Officer of the Company; and

         WHEREAS, the Company and Executive desire to enter into this Agreement to set forth the terms and conditions of the employment relationship between the Company and Executive.

         NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Term. Executive's term of employment (the "Employment Term") under this Agreement shall initially be three (3) years, commencing on the consummation of an offering by the Company pursuant to a registration statement, and an amendment or amendments thereto, on Form S-1 (File No. 333-86332) filed under the Securities Act of 1933, as amended ("Effective Date"). Each year on the anniversary of the Effective Date, the Employment Term shall automatically be extended for one additional year, unless (a) either party notifies the other in writing of its or his intention not to extend the Employment Term at least ninety (90) calendar days prior to such anniversary, or (b) the Employment Term is earlier terminated pursuant to the terms and conditions set forth in this Agreement.

         2. Duties. During the Employment Term, Executive shall have the title of Chairman and Chief Executive Officer and shall perform all duties incident to that position.

         3. Exclusive Services and Best Efforts. During the Employment Term, Executive agrees to devote his best efforts, energies and skill to the discharge of the duties and responsibilities attributable to his position, and to this end, he will devote substantially all of his business time and attention to the business and affairs of the Company.

         4. Base Salary. During the Employment Term, the Company shall pay Executive a salary ("Base Salary"), at an initial rate of $290,000 per annum payable in equal installments at such payment intervals as are the usual custom of the Company, but not less often than monthly. The Base Salary shall be reviewed for merit increases and may, by action and in the discretion of the Compensation Committee of the Company's Board of Directors, be increased at any time or from time to time.

         5. Bonus. During the Employment Term, Executive shall be eligible to participate in such Company executive bonus plan or plans as the Company may from time to time establish, on the same basis as other participants at his level and pursuant to the terms of the Plan in effect on the date eligibility for a bonus is determined.

         6. Benefits. During the Employment Term and as otherwise provided herein, Executive shall be entitled to participate in any and all employee welfare and health benefit plans established by the Company from time to time for the benefit of all executives of the Company. Executive shall be entitled to paid vacation from work in accordance with the terms of the Company's vacation policy. Executive shall be required to comply with the conditions attendant to coverage by such plans and policies and shall comply with and be entitled to benefits only in accordance with the terms and conditions of such plans and policies as they may be amended from time to time. Nothing herein contained shall be construed as requiring the Company to establish or continue any particular benefit plan in discharge of its obligations under this Employment Agreement.

         7. Deduction from Salary and Benefits. The Company may withhold from any salary or benefits payable to Executive hereunder all federal, state, local and other taxes and other amounts as permitted or required pursuant to law or legal compulsion.

         8. Reimbursement of Business Expenses. During the Employment Term, Executive shall be paid or reimbursed for all reasonable, ordinary and necessary business expenses incurred by Executive in the performance of his responsibilities and the promotion of the Company's businesses, including, but not limited to, any air travel, lodging, and automobile and related travel expenses. Executive shall submit to the Company periodic statements of all expenses so incurred. Subject to such audits as the Company may deem necessary, the Company shall reimburse Executive the full amount of any such expenses advanced by him in the ordinary course of business.

         9.       Certain Additional Payments.

                  (a) For purposes of this Agreement, the following terms shall be defined as indicated below:


                  (i) "Trigger Event" shall mean any of the following which occur during the Employment Term: (x) Executive's employment is terminated without cause pursuant to Section 12(b) or otherwise or (y) following a Change of Control of the Company, there is either (1) a material reduction in Executive's Base Salary, (2) a breach by the Company of Section 5, or (3) a material diminution in the nature or status of Executive's duties and responsibilities,


                  (ii)     "Change of Control" shall mean:

                           (A) the purchase or other acquisition by any person, entity or "group", within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act") (excluding, for this purpose, the Company or its subsidiaries or any employee benefit plan of the Company or its subsidiaries), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of either the then-outstanding shares of the Company's common stock or the combined voting power of the Company's then-outstanding voting securities entitled to vote generally in the election of directors, exceeding (x) that of Executive, provided that this does not occur because Executive has reduced the number of shares or voting power owned by him by more than 20% from the date hereof, or (y) 50% of either the then-outstanding shares of Common Stock or the combined voting power of the Company's then-outstanding voting securities entitled to vote generally in the election of directors; or

                           (B)      approval by shareholders of a
                  reorganization, merger, consolidation, sale of all or substantially all of the assets of the Company, or similar transaction, in each case with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger, consolidation or sale would not immediately thereafter own more than 50% of, respectively, the Company's common stock and the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, consolidated or successor corporation's then-outstanding voting securities; notwithstanding the foregoing, if Executive owns 10% or more of either the then outstanding shares of Common Stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors, and Executive votes to approve such reorganization, merger, consolidation or sale, then such reorganization, merger, consolidation or sale shall not be deemed a "Change of Control" for purposes of this Agreement; or

                           (C)      a liquidation or dissolution of the Company.


                  (iii) "Trigger Payment" shall mean an aggregate payment in one (1) lump sum within thirty (30) days following any Trigger Event totaling an amount equal to three times Executive's annual Base Salary in effect at the time of the Trigger Event.


                  (b) If, during the Employment Term, a Trigger Event occurs with respect to Executive, Company shall make the Trigger Payment to Executive.

                  (c) In no event shall Executive be entitled to receive more than one (1) Trigger Payment under this Section 9, even if there is more than one (1) reason or set of circumstances that gives rise to the Company's obligation to make a Trigger Payment.

                  (d) If paid, the Trigger Payment shall be in lieu of and complete satisfaction for any claim for damages by Executive for breach of this Agreement by the Company, except for claims under Sections 6, 8 and 25.

         10. Death. The Employment Term shall terminate on the date of Executive's death, in which event Executive's salary owing to Executive through the date of Executive's death, any unpaid Trigger Payment that had earlier accrued, Executive's benefits owing to Executive through the date of Executive's death, and reimbursable expenses owing to Executive through the date of Executive's death shall be paid to his estate. Executive's estate will not be entitled to any other compensation under this Agreement.

         11. Disability. During the Employment Term, the Company shall purchase disability insurance for the benefit of Executive. If during the Employment Term Executive is materially unable to perform his duties under this Agreement because of disability, Company shall be entitled to terminate the Employment Term for disability, in which event Executive's salary owing to Executive through the date of Executive's termination for disability, Executives' benefits owing to Executive through the date of such termination, and reimbursable expenses owing to Executive through the date of such termination shall be paid to Executive. Executive shall not be entitled to any other compensation under this Agreement except for the proceeds of the disability insurance.


         12.      Termination.

                  (a) Termination for Cause by the Company. The Company may immediately terminate the Employment Term under this Agreement for cause. Upon such termination, the Company shall be released from any and all further obligations under this Agreement, except for accrued salary, benefits and reimbursable expenses owing to Executive through the effective date of the termination of the Employment Term.

                           (i) For the purposes of this Agreement, "cause" shall mean:

                                    (A)      misconduct in connection with the
                  performance of any of Executive's duties, including, without limitation, misappropriation of funds or property of the Company, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Company, knowing misrepresentation to the Company, or any material violation of law or regulations on Company premises or while in the Company's employ or to which the Company is subject;

                                    (B)      commission by Executive of an act
                  involving moral turpitude, dishonesty, theft or unethical business conduct, or conduct that impairs or injures the reputation of, or harms, the Company;

                                    (C)      disloyalty by Executive, including,
                  without limitation, aiding a competitor; or

                                    (D)      any material breach of this
                  Agreement.

         provided, however, in the event of an event under subsection (D), cause shall not exist unless Executive was first given written notice of the event and fails to cure such event within ten (10) days following such notice.

                  (b) Termination Without Cause by the Company. The Company may immediately terminate the Employment Term under this Agreement, at any time, without any cause or reason, upon ninety (90) days prior written notice to Executive. If Company chooses to terminate Executive's employment under this
Section 12(b) by providing the appropriate notice, Company may opt to have Executive cease working at any time prior to the expiration of the ninety (90) day period so long as Company fully compensates Executive for the portion of time that Executive would have otherwise been paid during the remainder of the ninety (90) day notice period. The Company may terminate the Employment Term under this provision notwithstanding the existence of cause.

                  (c) Termination Without Cause by Executive. Executive may terminate the Employment Term under this Agreement, at any time, with or without cause or reason, upon ninety (90) days prior written notice to the Company.

         13.      Non-Competition, Non-Solicitation and Confidential
Information.

                  (a) Non-Competition. At all times during the Employment Term, and for a two (2) year period immediately following the termination of the Employment Term for any reason, Executive shall not, directly or indirectly, engage in competition or have any interest in any sole proprietorship, corporation, company, partnership, association, venture or business or any other person or entity (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) competes with the Company's Business (as defined below), provided that such provision shall not apply to Executive's ownership of stock of the Company or the acquisition by Executive, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than five percent of any class of capital stock of such corporation. For purpose of this Section 13(a) Business shall mean the sale at retail of women's or men's shoes.

                  (b) Non-Solicitation. At all times during the Employment Term, other than in connection with the performance of Executive's duties under this Agreement, and for a two (2) year period immediately following the termination of the Employment Term for any reason, Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity employ or attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months.

                  (c) Confidentiality. Executive acknowledges that he will have access to certain proprietary and confidential information and trade secrets ("Confidential Information") of the Company, including, but not limited to, Company store volume data, sales projections, merchandise sales information, profit data, lease terms, marketing and advertising strategies and plans, product information, cost information, and financial information of the Company. Executive will not use or disclose any Confidential Information during the Employment Term or thereafter other than in connection with performing Executive's services for the Company in accordance with this Agreement.

                  (d) Enforcement. (i) Executive agrees that the restrictions set forth in this Section are reasonable and necessary to protect the Company's goodwill and other legitimate business interests. If any of the covenants set forth herein are deemed to be overbroad or unenforceable the parties contemplate that such provisions shall be modified to make them enforceable to the fullest extent permitted by law.

                           (ii)     In the event of a breach or threatened
breach by Executive of any of the provisions of this Section, (i) Executive acknowledges that the Company will be irreparably harmed and that money damages may be an insufficient remedy to the Company; and (ii) Executive shall pay all of the Company's attorneys fees, costs and expenses incurred in enforcing this Agreement, if litigation is commenced and the Company prevails in such litigation to any extent. Executive acknowledges that enforcement of the provisions of this Section by way of injunctive relief would not prevent Executive from earning a livelihood.

                           (iii)    The provisions of this Section shall be
deemed independent of the other provisions of this Agreement and shall be enforceable in all events, notwithstanding the termination, for any reason, of Executive's employment or even a breach by the Company of any provision of this Agreement; provided, however, in the event that the Company is in breach of any material term or provision of this Agreement and fails to cure such breach within sixty (60) days following written notice by Executive to the Company detailing the facts which constitute such breach, Executive shall be relieved of his obligations under Section 13(a) of this Agreement but not of his obligations under Section 13(b) of this Agreement.

         14. Representations and Warranties of Executive. Executive hereby represents and warrants to the Company as follows: (a) Executive's execution and delivery of this Agreement and the performance of his obligations hereunder will not violate or be in conflict with any fiduciary or other duty, instrument, agreement, document, arrangement or other understanding to which Executive is a party or by which he is or may be bound or subject; and (b) Executive is not a party to any instrument, agreement, document, arrangement or other understanding with any person (other than the Company) requiring or restricting the use or disclosure of any confidential information or the provision of any employment, consulting or other services.

         15.      Other Executive Obligations During the Employment Term.

                  (a) Company Property. All records, files, lists, including computer generated lists, documents, computers, computer software programs, equipment, telephones, telephone numbers, and similar items relating to the Company's business that Executive shall prepare or receive from the Company during the Employment Term shall remain the Company's sole and exclusive property. Upon termination of the Employment Term, Executive shall promptly return to the Company all property of the Company in his possession. During the Employment Term, Executive further represents that he will not copy or cause to be copied, print out or cause to be printed out any software, documents or other materials originating with or belonging to the Company. Executive additionally represents that, upon termination of the Employment Term, he will not retain in his possession any such software, documents or other materials.

                  (b) Cooperation. Executive agrees that both during the Employment Term and thereafter he shall, at the request of the Company, render all assistance and perform all lawful acts that the Company considers necessary or advisable in connection with any litigation involving the Company or any director, officer, employee, shareholder, agent, representative, consultant, customer or vendor of the Company.

                  (c) Independence. The provisions of this Section shall be deemed independent of the other provisions of this Agreement and shall be enforceable in all events, notwithstanding the termination, for any reason, of the Employment Term or even a breach by the Company of any provision of this Agreement; provided, however, in the event that the Company breaches any material term or provision of this Agreement and fails to cure such breach within sixty (60) days following written notice by Executive detailing the facts which constitute the breach, Executive shall then be relieved of his obligations under Section 15(b) of this Agreement, but not of his obligations under Section 15(a) of this Agreement.

         16. Arbitration. Except to the extent Company seeks injunctive or other equitable relief, any and all disputes arising under or relating to the interpretation or application of this

Agreement or concerning Executive's employment with the Company during the Employment Term or termination of the Employment Term, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C.
Section 1981, the Age Discrimination in Employment Act, Executive Retirement Income Security Act, the Family and Medical Leave Act, the Missouri Human Rights Act, the Missouri Service Letter Law, and any other federal, state, or local law, and the common law of contract or tort, shall be subject to arbitration in St. Louis County, Missouri, under the then existing rules of the American Arbitration Association. Judgment upon the award rendered may be entered in any court of competent jurisdiction. Nothing contained in this Section shall limit the right of the Company to enforce by court injunction or other equitable relief Executive's obligations under this Agreement, including but not limited to those under Sections 13 and 15 of this Agreement.

         17. Continuation of Executive's Obligations. Upon the ending of the Employment Term, Executive's other obligations under this Agreement, including but not limited to those under Sections 13 through 24, shall continue pursuant to the terms and conditions of this Agreement. Prior to the Employment Term, this Agreement shall have no force and effect.

         18. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Missouri, without regard to the conflicts of law rules thereof.

         19. Jurisdiction. In the event that the Company seeks injunctive or other equitable relief, to which the arbitration provisions of Section 16 of this Agreement are inapplicable, each of the parties hereto hereby irrevocably consents and submits to the jurisdiction of the Circuit Court of St. Louis County, Missouri, and of the United States District Court for the Eastern District of Missouri in connection with any such suit, action or other proceeding. Executive waives and agrees not to assert any defense that the court lacks jurisdiction, that venue is improper, that the forum is inconvenient, or otherwise.

         20. Successors and Assigns. Neither this Agreement, nor any of Executive's rights, powers, duties or obligations hereunder, may be assigned by Executive. This Agreement shall be binding upon and inure to the benefit of Executive and his heirs and legal representatives and the Company and its successor and assigns.

         21. Waiver. Any waiver or consent from a party with respect to any term or provision of this Agreement or any other aspect of Executive's conduct or employment shall be effective only in the specific instance and for the specific purpose for which given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent. The failure or delay of a party at any time or times to require performance of, or to exercise any of its powers, rights or remedies with respect to, any term or provision of this Agreement or any other aspect of Executive's conduct or employment shall not in any manner (except as otherwise expressly provided herein) affect a party's right at a later time to enforce any such term or provision.

         22. Notices. All notices under this Agreement must be in writing and shall be deemed to have been duly given if delivered by hand or mailed by first class mail, registered mail, return receipt requested, postage and registry fees prepaid, to the applicable party and addressed as follows:

                  (a)      The Company:

                             Bakers Footwear Group, Inc.
                             2815 Scott Avenue
                             St. Louis, Missouri 63103

                             Attention: Board of Directors

                  (b)        Executive:

                             Peter A. Edison
                             Bakers Footwear Group, Inc.
                             2815 Scott Avenue
                             St. Louis, Missouri 63103

Addresses may be changed by notice in writing signed by the addressee.

         23. Amendment. No amendment or modification of this Agreement shall be valid or effective, unless in writing and signed by the parties to this Agreement.

         24.      Entire Agreement.

                  (a) This Agreement embodies the entire agreement of the parties hereto with respect to its subject matter and, as of the Effective Date, merges with and supersedes all prior discussions, agreements, commitments or understandings or every kind and nature relating thereto, whether oral or written, between Executive and the Company, including without limitation the Employment Agreement between the Company and Executive dated as of October 31, 1997. Neither party shall be bound by any term or condition other than as is expressly set forth herein.

                  (b) Executive represents and agrees that he fully understands his right to discuss all aspects of this Agreement with his private attorney, that to the extent he desired, he availed herself of this right, that he has carefully read and fully understands all of the provisions of the Agreement, that his decision to execute this Agreement has not been obtained by any duress and that he has read this document in its entirety and fully understands the meaning, intent and consequences of this Agreement.

         25. Excise Tax Payments. Notwithstanding anything contained in this Agreement to the contrary, in the event that any payment (within the meaning of Section 280G(b)(2) of the Code, or distribution to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his or her employment with the Company (a "Payment" or "Payments"), would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, interest and penalties collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all such taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments; provided, that Executive shall not be entitled to receive any additional payment relating to any interest or penalties attributable to any action or omission by Executive in bad faith.

  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK. THE NEXT PAGE IS THE SIGNATURE
                                     PAGE]

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first hereinabove set forth.

         THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

COMPANY:                                    EXECUTIVE:

BAKERS FOOTWEAR GROUP, INC.


By: /s/ Lawrence L. Spanley, Jr.             /s/ Peter A. Edison
    ------------------------------           ---------------------------------
                                             Peter A. Edison
Title: Vice President - Secretary
       ---------------------------


                                       10